CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Jessica Greenberger
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2009 RESULTS

ATLANTA, Georgia, April 29, 2009 – Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company and global leader in sustainability, today announced results for the first quarter ended April 5, 2009.

Sales for the first quarter of 2009 were $199.3 million, compared with sales of $261.7 million in the first quarter of 2008, a decline of 23.9%.  Approximately 9% of the sales decline was related to fluctuations in currency exchange rates relative to the year ago period.  Excluding the previously announced restructuring charge of $5.7 million, operating income for the 2009 first quarter was $8.8 million, or 4.4% of sales, compared with operating income of $31.0 million, or 11.8% of sales, in the first quarter last year.  Including the charge, operating income in the 2009 first quarter was $3.1 million, or 1.5% of sales.

Income from continuing operations, excluding the restructuring charge, for the first quarter of 2009 was $0.5 million, or $0.01 per share, compared with income from continuing operations of $14.1 million, or $0.22 per diluted share, in the first quarter of 2008.  Including the charge, the Company reported a first quarter 2009 loss from continuing operations of $3.5 million, or $0.06 per share.  Net loss for the 2009 first quarter was $4.2 million, or $0.07 per share, compared with net income in the year ago period of $14.1 million, or $0.22 per diluted share.

“Historically, the first quarter is our seasonally slowest period, and this year market conditions were even more challenging due to the global economic recession,” said Daniel T. Hendrix, President and Chief Executive Officer.  “We did see initial signs of stabilization by the end of the quarter, as our consolidated order trend settled at an approximate 25% decline versus the prior year, and our backlog increased $8 million versus the beginning of the year.  These factors, which have continued into the second quarter, encourage us to believe that we may be seeing the bottom of the cycle.  Overall, the corporate office segment saw the largest sales decline in the quarter, while geographically the emerging markets and the U.K. were the hardest hit.  The effects were less pronounced in the Americas, where our market diversification strategy has positioned us with a presence in certain segments, such as government, that have held up better in this environment.”

Mr. Hendrix continued, “Throughout the quarter, we continued to actively manage our cost base to adjust to current demand levels and position our business for economic recovery.  As a result of these efforts, we saw sequential monthly improvements in operating profitability in both February and March, as our cost-cutting and restructuring initiatives began to take hold.  With most of our restructuring activities behind us, we expect to realize close to the full amount of the projected annualized cost savings from these actions beginning in the second quarter.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “From a financial perspective, our focus remains on cutting costs, generating solid cash flow and reducing our overall debt.  The first quarter typically is a heavy cash use period for us.  However, our tightened spending policies resulted in a net use of cash in operating, investing and financing activities during the first quarter of 2009 that, excluding bond repurchases, was $18.0 million less than the prior year period.  Including the bond repurchases, the net cash use in operating, investing and financing activities was $7.7 million less than the first quarter last year.  We also recently expanded our European credit facility up to an initial availability of €32 million – the equivalent of $42 million – which significantly improves our liquidity position and gives us more flexibility in addressing our debt.  With regard to debt reduction, we repurchased $10.8 million of our 10.375% bonds during the first quarter, and we continue to explore a number of refinancing opportunities.”

Mr. Hendrix concluded, “As the global leader in modular carpet, Interface has undertaken a number of initiatives to better position itself to handle the cycles typically associated with our marketplace and specifically to enhance our position in the current economic downturn.  We have diversified our business in terms of both end markets and geographies served, sold non-core assets, improved the efficiency of our manufacturing processes, and realigned our cost structure to match current demand levels.  While still cautious, we are encouraged by the stabilizing trends we saw during the first quarter, and we expect to see improved performance in the second quarter and to increase profitability over the remainder of the year.”

INTERFACE REPORTS FIRST QUARTER 2009 RESULTS

The Company will host a conference call tomorrow, April 30, 2009, at 9:00 a.m. Eastern Time, to discuss its first quarter 2009 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at:  http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=2187107 or through the Company’s website at http://www.interfaceglobal.com/Investor-Relations.aspx.  The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  Those forward-looking statements include statements regarding the anticipated savings relating to the restructuring plan described above.  In particular, the anticipated savings and time frame relating to the restructuring plan described above are estimates and are therefore subject to change.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “The recent worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS FIRST QUARTER 2009 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	04/05/09	03/30/08

Net Sales	$199,308	$261,736
Cost of Sales	136,139	167,470
Gross Profit	63,169	94,266
Selling, General & Administrative Expenses	54,371	63,295
Restructuring Charge	5,724	--
Operating Income	3,074	30,971
Interest Expense	7,673	7,828
Other Expense (Income), Net	(621)	363
Income (Loss) Before Taxes	(3,978)	22,780
Income Tax Expense (Benefit)	(476)	8,658
Income (Loss) from Continuing Operations	(3,502)	14,122
Discontinued Operations, Net of Tax	(650)	--
Net Income (Loss) Attributable to Interface, Inc.	$(4,152)	$14,122

Earnings (Loss) Per Common Share – Basic
Continuing Operations	$(0.06)	$0.23
Discontinued Operations	(0.01)	--
Earnings (Loss) Per Common Share – Basic	$(0.07)	$0.23

Earnings (Loss) Per Common Share – Diluted*
Continuing Operations	$(0.06)	$0.22
Discontinued Operations	(0.01)	--
Earnings (Loss) Per Common Share – Diluted	$(0.07)	$0.22

Common Shares Outstanding – Basic	61,770	61,326
Common Shares Outstanding – Diluted	61,770	62,082

Orders from Continuing Operations	214,195	280,124
Continuing Operations Backlog (as of 04/05/09 and 03/30/08, respectively)	105,065	141,222

*
Prior year period diluted earnings per common share amounts have been restated for the adoption of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” There was no change to first quarter 2008 basic earnings per common share as a result of the adoption of this standard.

INTERFACE REPORTS FIRST QUARTER 2009 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	04/05/09	12/28/08
Assets
Cash	$54,888	$71,757
Accounts Receivable	113,118	144,783
Inventory	124,811	128,923
Other Current Assets	29,076	27,342
Assets of Businesses Held for Sale	2,150	3,150
Total Current Assets	324,043	375,955
Property, Plant & Equipment	157,891	160,717
Other Assets	169,960	169,363
Total Assets	$651,894	$706,035

Liabilities
Accounts Payable	$41,811	$52,040
Accrued Liabilities	80,455	102,592
Current Portion of Long-Term Debt	141,803	--
Total Current Liabilities	264,069	154,632
Senior and Senior Subordinated Notes	135,000	287,588
Other Long-Term Liabilities	44,565	46,378
Total Liabilities	443,634	488,598
Shareholders’ Equity	208,260	217,437
Total Liabilities and Shareholders’ Equity	$651,894	$706,035

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	04/05/09		03/30/08

Net Income (Loss)		$(4.2)		$14.1
Adjustments for Discontinued Operations		0.7		--
Net Income (Loss) from Continuing Operations		(3.5)		14.1
Depreciation and Amortization		6.2		6.5
Deferred Income Taxes and Other Non-Cash Items		(4.4)		1.4
Change in Working Capital
Accounts Receivable	30.1		21.2
Inventories	2.3		(21.0)
Prepaids	(4.3)		(1.7)
Accounts Payable and Accrued Expenses	(27.7)		(33.3)
Cash Used in Continuing Operations		(1.3)		(12.8)
Cash Provided from (used in) Operating Activities of Discontinued Operations		--		--
Cash Used in Operating Activities		(1.3)		(12.8)
Cash Used in Investing Activities		(4.7)		(10.2)
Cash Used in Financing Activities		(10.4)		(1.1)
Net Cash Used in Operating, Investing and Financing Activities		(16.4)		(24.1)
Effect of Exchange Rate Changes on Cash		(0.4)		1.0
Net Decrease in Cash		$(16.8)		$(23.1)

INTERFACE REPORTS FIRST QUARTER 2009 RESULTS

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended
	04/05/09	03/30/08	% Change
Net Sales
Modular Carpet	$176.4	$226.1	(22.0%)
Bentley Prince Street	22.9	35.6	(35.7%)
Total	$199.3	$261.7	(23.9%)

Operating Income (Loss)
Modular Carpet	$6.7	$30.9	(78.3%)
Bentley Prince Street	(3.0)	1.6	*
Corporate Expenses and Eliminations	(0.6)	(1.5)	60.0%
Total	$3.1	$31.0	(90.0%)

* Not meaningful

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(In millions, except per share amounts)

Three Months Ended 04/05/09
Operating Income, Excluding Restructuring Charge	$8.8
Restructuring Charge	(5.7)
Operating Income, As Reported	$3.1

Three Months Ended 04/05/09
Income from Continuing Operations, Excluding Restructuring Charge	$0.5
Restructuring Charge, After Tax	(4.0)
Loss from Continuing Operations, As Reported	$(3.5)

Three Months Ended 04/05/09

Earnings Per Share From Continuing Operations, Excluding Restructuring Charge	$0.01
Restructuring Charge Per Share, After Tax	(0.07)
Loss Per Share From Continuing Operations, As Reported	$(0.06)

	Three Months Ended 04/05/09	Three Months Ended 03/30/08

Net Cash Used in Operating, Investing and Financing Activities, As Adjusted	$(6.1)	$(24.1)
Repurchase of Senior Notes	(10.3)	--
Net Cash Used in Operating, Investing and Financing Activities, As Reported	$(16.4)	$(24.1)

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to the current period relative to the comparable prior period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

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